SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                             Bootie Beer Corporation
               (Exact Name of Company as specified in its charter)


        Florida                     000-50104                        65-0327060
 ----------------------         -------------------                 ------------
(State of Incorporation)       (Commission file No.)               (IRS Employer
                                                                      ID Number)

                       620 North Denning Drive, Suite 100
                              Winter Park, FL 32789
                     --------------------------------------
                    (Address of principal executive offices)


                  2005 NON-QUALIFIED STOCK & STOCK OPTION PLAN
                             ----------------------
                            (Full title of the Plan)

                                 Tania Torruella
                           Chief Executive Officer and
                              Chairman of the Board
                       621 North Denning Drive, Suite 100
                              Winter Park, FL 32789
                     (Name and address of agent for service)

                   Company's telephone number: (407) 622-5999


                         CALCULATION OF REGISTRATION FEE


------------------  ---------------   ----------------   -------------------   ------------------
                                         Proposed             Proposed
    Title of          Amount to be        Maximum              Maximum              Amount of
 Securities to be      Registered      Offering Price         Aggregate         Registration Fee
   Registered                           Per Share(1)      Offering Price(1)
------------------  ---------------   ----------------   -------------------   ------------------
  Common Shares        9,000,000            $1.10             $9,900,000             $1,100
  $.0001 par value
------------------  ---------------   ----------------   -------------------   ------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.


                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

     Note: The document(s) containing the information concerning the 2005 NON-QUALIFIED STOCK & STOCK OPTION PLAN required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

     a. The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005;

     b. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2005; and

     c. The Company's Current Reports on Forms 8-K subsequent to June 30, 2005, and up to and including the date of filing of this Registration Statement.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Common Stock

     We have authorized 200,000,000 shares of common stock, $.001 par value per share. As of January 10, 2006, there were 52,500,031 issued and outstanding shares of common stock. All shares are of the same class and have the same rights, preferences and limitations.

     Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and any amounts owing to holders of shares of preferred stock. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

Preferred Stock

     We have authorized 1,000,000 shares of class A convertible preferred stock, $.001 par value per share, convertible one share of preferred into one hundred shares of common. We also have authorized 5,000,000 shares of general preferred stock, $1.00 par value per share. As of January 10, 2006, there were no issued and outstanding shares of preferred stock. The rights, preferences, privileges and restrictions granted to and imposed on the preferred shares may be set by the Board of Directors upon issuance. Terms of the Preferred Stock would be outlined by our Board of Directors in the event of such issuance.

Transfer Agent, Registrar and Warrant Agent

     The Company has appointed Interwest Transfer Company 1981 East Murray Holladay Road, Suite 100 P.O. Box 17136 Salt Lake City, UT 84177, as transfer agent and registrar for the Common Stock and Preferred Stock.

ITEM 5. Interests of Named Experts and Counsel.

     None

ITEM 6. Indemnification of Directors and Officers.

     Article 4 of our Articles of Incorporation provides in section 1 that we will indemnify our officers, directors, employees and agents against liabilities, damages, settlements and expenses (including attorneys' fees) incurred in connection with our affairs, and shall advance such expenses to any such officers, directors, employees and agents as incurred, to the fullest extent permitted by law. Section 2 of Article 4 provides that any repeal or modification of any provision of this Article 4 by our share holders will not adversely affect any right to indemnification of our Director, officer, employee or agent existing at the time of the such repeal or modification. Further, under
Section 3 of Article 4, we have the power to purchase and maintain insurance on behalf of any person who is or was our Director, officer, employee or agent or is or was serving at our request as a Director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provision of this Article 4. Finally, under section 4 of Article 4, indemnification hereunder and under the Bylaws is a personal right and we will have no liability under Article 4 to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder or under our Bylaws.

     Under the foregoing provisions of our Articles of Incorporation and By-Laws, each person who is or was a director or officer shall be indemnified by us to the full extent permitted or authorized by Florida's Business Corporation Act. Under such Act, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is our director or officer, such person shall be indemnified against expenses, including attorneys' fees, reasonably incurred in connection with such action. If unsuccessful in defense of a third-party actions or if such a suit is settled, such a person shall be indemnified under such law against expenses (including attorneys' fees), judgments, and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 7. Exemption From Registration Claimed.

     Not applicable.

ITEM 8. Exhibits.

Exhibit Number      Description
--------------      -----------

4.1                 2006 Non-Qualified Stock & Option Plan

5                   Opinion of Counsel

23.1                Consent of Jaspers + Hall, PC, Independent Certified Public
                    Accountants.

23.2                Consent of Counsel (Included in Exhibit 5).

ITEM 9.  Undertakings

     1.   The Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Park, State of Florida, on this ___th day of December, 2005.


                                            BOOTIE BEER CORPORATION


                                            By:  /s/  Tania Torruella
                                                 ------------------------------
                                                      Tania Torruella,
                                                      Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



SIGNATURE                              TITLE                            DATE



/a/  Antonio R. Torruella              Director                        1/  /06
-----------------------------                                          -------
     Antonio R. Torruella


/s/  Stephanie Stans Warren            Director                        1/  /06
-----------------------------                                          -------
     Stephanie Stans Warren


/s/  Paul M. Beleckas                  Director                        1/  /06
-----------------------------                                          -------
     Paul M. Beleckas

                                  EXHIBIT INDEX


Exhibit Number      Description
--------------      -----------

4.1                 2006 Non-Qualified Stock & Option Plan

5                   Opinion of Counsel.

23.1                Consent of Jaspers + Hall, PC, Independent Certified Public
                    Accountants.

23.2                Consent of Counsel (Included in Exhibit 5).